EXHIBIT 99.2

First Quarter 2022 Earnings
Prepared Remarks

We are providing a copy of our prepared remarks in connection with our earnings announcement. These remarks are offered to provide additional detail for analyzing our Q1 2022 results in advance of our quarterly conference call. These prepared remarks will not be read on the call.

Conference call details:
May 5, 2022
8:30 a.m. Eastern Time

•To access the live broadcast, please visit the Investor Relations section of our website at https://investors.ansys.com and click on Events & Presentations, then Events Calendar.

•The call can also be heard by dialing (855) 239-2942 (US) or (412) 542-4124 (CAN & INT’L) at least five minutes prior to the call and asking the operator to connect you to our conference call.

•A replay will be available within two hours of the call's completion by dialing (877) 344-7529 (US), (855) 669-9658 (CAN) or (412) 317-0088 (INT’L) and referencing the access code 9408660 or at https://investors.ansys.com/events-and-presentations/events-calendar.

/ Supplemental Information

In addition to our GAAP information, we have historically provided non-GAAP supplemental information. Our reasons for providing this information are described later in this document, as well as in our Q1 2022 earnings press release, which can be found on our website in the "Why Ansys - News Center" section. Reconciliations of GAAP to non-GAAP information are also provided later in this document.

Constant currency amounts exclude the effects of foreign currency fluctuations on the reported results. To present this information, the 2022 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for 2021, rather than the actual exchange rates in effect for 2022. The constant currency growth rates are calculated by adjusting the 2022 reported results to exclude the 2022 currency fluctuation impacts and comparing them to the 2021 reported results. We have provided this non-GAAP financial information to aid investors in better understanding our performance.

Q1 2022 Financial Results // 1

/ First Quarter Overview

We reported first quarter annual contract value (ACV) of $344.1 million, an increase of 8% and 11% in reported and constant currency, respectively, when compared to the first quarter of 2021.

First quarter consolidated GAAP revenue was $425.1 million, an increase of 17% and 20% in reported and constant currency, respectively, when compared to the first quarter of 2021. GAAP diluted EPS was $0.81 in the first quarter compared to $0.82 for the first quarter of 2021. Operating cash flows were $210.9 million for the first quarter compared to $171.1 million for the first quarter of 2021.

First quarter consolidated non-GAAP revenue was $428.6 million, an increase of 15% and 18% in reported and constant currency, respectively, when compared to the first quarter of 2021. Non-GAAP diluted EPS was $1.36 in the first quarter compared to $1.12 for the first quarter of 2021.

We continued to employ measures intended to mitigate the effects of COVID-19 on our business in the first quarter. Our direct and indirect sales and support teams continue to use collaborative technology to access both Ansys’ data centers and the public cloud, and to meet virtually with customers to mitigate disruptions to our sales pipeline. Our sales team continues to engage with customers around the world in a mix of virtual and in-person meetings, depending on the location specific guidelines and customer preferences. They continue to deliver customer value and business momentum.

The Q2 and full year 2022 guidance, and the related assumptions, are detailed later in this document.

Other Recent Highlights

•We continue to work with our customers to enable sustainability and real-time analysis:

◦Vestas, a long-term Ansys customer, extended its use of multiple simulation capabilities across its entire product chain to help it create safer wind turbine control solutions. Our solutions enabled a more complex wind turbine control system design that delivers additional value and numerous competitive advantages to Vestas customers in the race to net zero carbon emissions.

◦Through the Ansys Government Initiatives (AGI), we are supporting Northrop Grumman in developing, testing, and delivering a Deep-Space Advanced Radar Capability in support of the U.S. Space Force Space Systems Command (SSC) Space Domain Awareness mission. Integrating our best-in-class simulation and digital mission engineering solutions, Northrop Grumman created a high-fidelity, open digital twin prototype environment. Northrop Grumman will also use our products to examine radio frequency systems, perform mission-level analysis, and leverage digital thread capabilities.

•We continue to enhance our ecosystem with our academic community and partners to democratize access to simulation and accelerate innovation:

◦The University of Colorado Boulder will launch a master’s degree program that will integrate and feature our best-in-class electronics simulation. CU Boulder and Ansys will equip the next generation of electronics engineers with simulation experience and skill sets. CU Boulder’s latest graduate program will incorporate our leading electronics simulation solutions. These students will join their peers in more than 3,300 universities in 90 countries with over 2.2 million student downloads who are developing industry-ready simulation skill sets thanks to our products.

Q1 2022 Financial Results // 2

◦We are collaborating with GlobalFoundries (GF) to deliver innovative, unique, and feature-rich solutions to solve some of the biggest challenges facing data centers today. With data being generated at a record pace, causing a surge of power consumption in data centers globally, there is an increasing need for innovative solutions to accelerate data transmission while optimizing energy efficiency. To meet such rising demands, GF is focused on developing groundbreaking semiconductor solutions that leverage the potential of photons — instead of electrons — to transfer and move data. This collaboration helps deliver solutions that expand photonic design capabilities in data centers, optical networking, supercomputing, fiber optics, 5G connectivity, and aerospace and defense applications.

◦We are partnering with Microsoft to drive innovation forward with chip development, simulation and cloud computing. Our customers will have automatic cloud access to the latest 3rd Gen AMD EPYC processors with AMD 3D V-Cache technology, available on Microsoft Azure HBv3 virtual machines (VMs). Ansys Cloud, the managed cloud service provided by Ansys and enabled on Azure, will automatically upgrade to offer the ability to use the latest AMD chips today. Designed specifically to accelerate computer-aided engineering workflows, the new Azure HBv3 VMs with 3rd Gen AMD EPYC processors with AMD 3D V-Cache technology produce performance boosts for technical computing workloads.

•We continue to garner recognition for our leading product portfolio. Zemax, acquired by Ansys in 2021, received the highly esteemed SPIE Prism Award in Software for the OpticStudio STAR Module. The annual award recognizes the latest and greatest innovation in optics and photonics. Released last spring, the new structural, thermal, analysis, and results (STAR) module optimizes workflows between OpticStudio and finite element analysis packages, expanding the possibilities for optical design and simulation.
Q1 2022 Financial Results // 3

DEFERRED REVENUE AND BACKLOG

(in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Current Deferred Revenue	$386,019	$391,528	$366,596
Current Backlog	360,018	373,334	240,904
Total Current Deferred Revenue and Backlog	746,037	764,862	607,500

Long-Term Deferred Revenue	19,101	21,253	14,133
Long-Term Backlog	438,037	471,745	314,868
Total Long-Term Deferred Revenue and Backlog	457,138	492,998	329,001

Total Deferred Revenue and Backlog	$1,203,175	$1,257,860	$936,501

ACV

(in thousands, except percentages)	Q1 2022	Q1 2022 in Constant Currency	Q1 2021	% Change	% Change in Constant Currency
ACV	$344,145	$353,792	$319,382	7.8%	10.8%
*Represents a 15% increase in actual currency.

Recurring ACV includes both subscription lease license and maintenance ACV, and excludes perpetual license and service ACV.

Q1 2022 Financial Results // 4

Q1 2022 Trailing Twelve-Month ACV by Industry

Consumer, 2%
Aerospace & Defense, 21%
High-Tech, 32%
Automotive, 16%
Healthcare, 2%
Construction, 1%
Academic, 3%
Materials & Chemicals, 5%
Energy, 9%
Industrial Equipment, 9%

Q1 2021 Trailing Twelve-Month ACV by Industry
Consumer, 1%
Aerospace & Defense, 19%
High-Tech, 31%
Automotive, 18%
Healthcare, 2%
Construction, 1%
Academic, 4%
Materials & Chemicals, 5%
Industrial Equipment, 9%
Energy, 9%
Other, 1%

Q1 2022 Financial Results // 5

Regional and Industry Commentary
Our leading product portfolio remains attractive to customers as they continue investing in simulation to reduce costs and time-to-market while advancing digital transformation and sustainability initiatives. Customer engagement and interest in our products continues to grow, especially as material shortages and supply chain uncertainty spark a sense of urgency in moving to virtual prototyping and testing.

•High-tech and semiconductor industry growth in the Americas and Asia-Pacific regions was driven by customers seeking advanced simulation tools for 5G, high-performance computing, IoT and increasingly complex chip designs.

◦The Americas included multiple multi-million-dollar sales to technology companies. The strength of our partnerships, portfolio and engineering expertise were critical as our customers explore cloud adoption, introducing new products to the market and finding new ways to get current products to market.
◦Two seven-figure contracts highlighted the customer activity in Asia-Pacific during the quarter.

•Growth in the aerospace and defense (A&D) industry was bolstered by the Americas. Our solutions are well positioned to manage increasingly complex A&D systems, enabling customers to shorten time-to-market, reduce life-cycle costs and adhere to requirements for certification and safety.

◦The quarter was highlighted by a three-year, $44 million sale to a North American defense contractor. Recent acquisitions in key solution areas, such as digital mission engineering and model-based systems engineering (MBSE), positioned us as a holistic and agnostic technology provider for use across product lifecycle management solutions.

•Digital transformation and autonomy were some of the key industry and technology drivers for the first quarter in the automotive segment. Simulation's ability to speed advanced driver assistance systems (ADAS) development through virtual validation is driving adoption of Ansys technology.

◦Multi-year, multi-million-dollar contracts in the Americas demonstrated simulation’s value in reducing development time and expensive physical testing. A global partnership with one automotive supplier led to the adoption of our workflows by overseas teams for consistency across the engineering organization and to support a shift to virtual validation.
◦Asia-Pacific closed an eight-figure sale to a Japanese automaker who is using our core solvers to reduce material costs and develop ADAS technologies.

•The industrial equipment industry experienced growth across all regions, while the energy sector featured double-digit growth in the Americas and Asia-Pacific. Simulation remains well positioned to help our customers address energy transition and sustainability initiatives, focal points in both fields.

◦The Americas was led by multiple seven-figure contracts in the industrial and energy industries, including a North American energy company that is using MBSE and digital engineering to shorten design times and reduce physical prototypes.
◦Both EMEA and Asia-Pacific closed seven-figure sales during the quarter in the industrial equipment segment. Building off a previous multi-year contract with a European industrial customer, our support team provided guidance on best practices and the use of digital twins for next generation products, creating additional value while advancing the customer’s digital transformation initiative.

Q1 2022 Financial Results // 6

REVENUE

(in thousands, except percentages)	Q1 2022	Q1 2022 in Constant Currency	Q1 2021	% Change	% Change in Constant Currency
GAAP Revenue	$425,077	$436,402	$363,226	17.0%	20.1%
Non-GAAP Revenue	$428,637	$440,026	$372,149	15.2%	18.2%

The difference between the GAAP and non-GAAP revenue values is a result of the application of the fair value provisions applicable to the accounting for business combinations closed prior to 2022.

We continue to experience increased demand from our customers for contracts that often include longer-term, time-based licenses involving a larger number of our software products. These arrangements typically involve a higher overall transaction price. The upfront recognition of license revenue related to these larger transactions can result in significant subscription lease license revenue volatility. Software products, across a large variety of applications and industries, are increasingly distributed in software-as-a-service, cloud and other subscription environments in which the licensing approach is time-based rather than perpetual. This preference could result in a shift from perpetual licenses to time-based licenses, such as subscription leases, over the long term.

The value and duration of multi-year subscription lease contracts executed during the period significantly impact the recognition of revenue. As a result, revenue may fluctuate significantly, particularly on a quarterly basis, due to the timing of such contracts, relative differences in duration of long-term contracts from quarter to quarter and changes in the mix of license types sold compared to the prior year. Large swings in revenue growth rates are not necessarily indicative of customers' software usage changes or cash flows during the periods presented.

REVENUE BY LICENSE TYPE

GAAP

(in thousands, except percentages)	Q1 2022	% of Total	Q1 2021	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$91,457	21.5%	$65,077	17.9%	40.5%	43.3%
Perpetual	65,988	15.5%	67,527	18.6%	(2.3)%	0.1%
Maintenance	247,241	58.2%	213,674	58.8%	15.7%	19.2%
Service	20,391	4.8%	16,948	4.7%	20.3%	23.1%
Total	$425,077		$363,226		17.0%	20.1%

Non-GAAP

(in thousands, except percentages)	Q1 2022	% of Total	Q1 2021	% of Total	% Change	% Change in Constant Currency
Subscription Lease	$91,519	21.4%	$66,242	17.8%	38.2%	40.9%
Perpetual	65,988	15.4%	67,527	18.1%	(2.3)%	0.1%
Maintenance	250,739	58.5%	221,430	59.5%	13.2%	16.6%
Service	20,391	4.8%	16,950	4.6%	20.3%	23.1%
Total	$428,637		$372,149		15.2%	18.2%

Q1 2022 Financial Results // 7

REVENUE BY GEOGRAPHY

GAAP

(in thousands, except percentages)	Q1 2022	% of Total	Q1 2021	% of Total	% Change	% Change in Constant Currency
Americas	$204,711	48.2%	$159,514	43.9%	28.3%	28.4%

Germany	30,586	7.2%	31,346	8.6%	(2.4)%	4.1%
Other EMEA	74,437	17.5%	71,929	19.8%	3.5%	8.8%
EMEA	105,023	24.7%	103,275	28.4%	1.7%	7.4%

Japan	37,871	8.9%	42,015	11.6%	(9.9)%	(1.7)%
Other Asia-Pacific	77,472	18.2%	58,422	16.1%	32.6%	35.9%
Asia-Pacific	115,343	27.1%	100,437	27.7%	14.8%	20.2%

Total	$425,077		$363,226		17.0%	20.1%

Non-GAAP

(in thousands, except percentages)	Q1 2022	% of Total	Q1 2021	% of Total	% Change	% Change in Constant Currency
Americas	$206,307	48.1%	$167,211	44.9%	23.4%	23.4%

Germany	30,895	7.2%	31,436	8.4%	(1.7)%	4.8%
Other EMEA	75,095	17.5%	72,311	19.4%	3.9%	9.2%
EMEA	105,990	24.7%	103,747	27.9%	2.2%	7.9%

Japan	38,473	9.0%	42,398	11.4%	(9.3)%	(1.1)%
Other Asia-Pacific	77,867	18.2%	58,793	15.8%	32.4%	35.7%
Asia-Pacific	116,340	27.1%	101,191	27.2%	15.0%	20.3%

Total	$428,637		$372,149		15.2%	18.2%

REVENUE BY CHANNEL

GAAP

	Q1 2022	Q1 2021
Direct revenue, as a percentage of total revenue	72.4%	71.8%
Indirect revenue, as a percentage of total revenue	27.6%	28.2%

Q1 2022 Financial Results // 8

Non-GAAP

	Q1 2022	Q1 2021
Direct revenue, as a percentage of total revenue	72.5%	72.2%
Indirect revenue, as a percentage of total revenue	27.5%	27.8%

INCOME STATEMENT HIGHLIGHTS

GAAP

	Q1 2022	Q1 2021
Gross margin	84.8%	82.9%
Operating margin	19.1%	13.8%
Effective tax rate	9.0%	(52.0)%

Non-GAAP

	Q1 2022	Q1 2021
Gross margin	89.6%	88.5%
Operating margin	34.7%	33.5%
Effective tax rate	18.0%	19.0%

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

•Cash and short-term investments totaled $657.8 million as of March 31, 2022, of which 51% was held domestically.

•Deferred revenue and backlog was $1,203.2 million at March 31, 2022.

•Operating cash flows were $210.9 million for the first quarter of 2022 as compared to $171.1 million for the first quarter of 2021.

•Capital expenditures totaled $5.1 million first quarter of 2022. We are currently planning capital expenditures in the range of $25.0 - $35.0 million for FY 2022 as compared to the $23.0 million that was spent in FY 2021.

SHARE COUNT AND SHARE REPURCHASES

During the first quarter of 2022, we had 87.8 million fully diluted weighted average shares outstanding and repurchased 0.5 million shares for $155.6 million. There were no share repurchases during the first quarter of 2021. As of March 31, 2022, we had 2.0 million shares remaining available for repurchase under our authorized share repurchase program. Our authorized repurchase program does not have an expiration date, and the pace of the purchase activity will depend on factors such as working capital needs, cash requirements for acquisitions, our stock price, and economic and market conditions.

Q1 2022 Financial Results // 9

STOCK-BASED COMPENSATION EXPENSE

(in thousands, except per share data)	Q1 2022	Q1 2021
Cost of sales:
Maintenance and service	$2,563	$3,562
Operating expenses:
Selling, general and administrative	20,444	17,223
Research and development	12,644	14,334
Stock-based compensation expense before taxes	35,651	35,119
Related income tax benefits	(24,888)	(42,625)
Stock-based compensation expense, net of taxes	$10,763	$(7,506)
Net impact on earnings per share:
Diluted earnings per share	$(0.12)	$0.09

Stock-based compensation was a net benefit for the first quarter of 2021. The tax benefits on stock-based compensation exceeded the gross stock-based compensation expense due to increased excess tax benefits recognized related to awards issued in prior periods that were either exercised or released in the period.

CURRENCY

The first quarter 2022 revenue and operating income, as compared to the first quarter 2021, were impacted by fluctuations in the exchange rates of foreign currencies against the U.S. Dollar. The currency fluctuation impacts on GAAP and non-GAAP revenue and operating income are reflected in the tables below. Amounts in brackets indicate an adverse impact from currency fluctuations.

GAAP

(in thousands)	Q1 2022
Revenue	$(11,325)
Operating income	$(4,494)

Non-GAAP

(in thousands)	Q1 2022
Revenue	$(11,389)
Operating income	$(5,071)

The unfavorable net foreign exchange impact on deferred revenue and backlog was $12.7 million for the first quarter 2022.

Q1 2022 Financial Results // 10

The most meaningful currency impacts on revenue and operating income are typically attributable to U.S. Dollar exchange rate changes against the Euro and Japanese Yen. Historical exchange rates as well as exchange rate ranges provided for our February 2022 guidance are reflected in the charts below. The Euro was at the low end of our February 2022 guidance range and the Japanese Yen fell outside the February 2022 guidance range. Since Q1, the U.S. Dollar has continued to strengthen against both currencies.

	Period-End Exchange Rates
As of	EUR/USD	USD/JPY
March 31, 2022	1.11	121.71
December 31, 2021	1.14	115.11
March 31, 2021	1.17	110.73

	Average Exchange Rates
Three Months Ended	EUR/USD	USD/JPY
March 31, 2022	1.12	116.23
March 31, 2021	1.21	105.91

Rate Assumptions used in February 2022 Guidance	Euro	Japanese Yen
Q1 2022	1.11 - 1.15	113 - 116
Q1 2022 Financial Results // 11

/ Outlook

Our second quarter and full year financial guidance estimates are provided below and are based on significant assumptions that may or may not be realized as we progress through 2022. Those assumptions, and certain related management actions, include the following, among others:
•We have not considered further impacts from additional waves or mutated variants of COVID-19 that result in renewed shutdowns that stop or regress economic recovery in our outlook.

•Trade restrictions limited our ability to deliver products and services to customers in Russia and Belarus, and our guidance assumes that these restrictions will remain in place throughout 2022.
•Additional restrictions or a further deterioration in the trade environment in China or other parts of the world could have a material adverse impact on our business, as well as on our ability to achieve our financial guidance. China's 2021 revenue represented 4.3% of our total 2021 revenue.
•The up-front recognition of revenue on perpetual licenses and the license component of multi-year subscription lease contracts has a significant impact on our operating results. Our 2022 guidance assumes the ongoing ability to drive more multi-year subscription lease deals across a broader set of customers and reflects the mix of license types that we see in our current forecast.

•Our blended renewal rates have historically been approximately 90%. Our renewal rates have remained high, and our assumptions are that they will continue to remain so for the majority of our business.
•Our spending reflects our expectations for the pace at which economic recovery will occur and moderate expense impacts from inflation, and we continue to invest in long-term opportunities. We have also maintained and intend to maintain our commitment to invest in our acquisitions, research and development, and certain digital transformation projects, as those projects are critical to our ability to operate efficiently and scale the business for future growth.
•U.S. Dollar strengthening has had an adverse impact on our quarter-to-date results and future outlook. As a result of this dynamic, constant currency metrics are more indicative of our underlying operational performance.

We are currently forecasting the following:

Q2 2022 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$447.9	-	$472.9	$450.0	-	$475.0
Revenue Growth Rate	0.3%	-	5.9%	(0.6%)	-	5.0%
Revenue Growth Rate — Constant Currency	5.6%	-	11.2%	4.5%	-	10.1%
Operating margin	20.0%	-	24.2%	36.0%	-	38.1%
Effective tax rate	15.5%	-	17.5%	18.0%
Diluted earnings per share	$0.80	-	$1.03	$1.46	-	$1.64
We are currently expecting approximately 87.5 million fully diluted shares outstanding for Q2 2022.
In addition, we are currently forecasting the following for Q2 2022:

(in millions, except percentages)	Other Financial Metrics
ACV	$442.0	-	$462.0
ACV Growth Rate	2.7%	-	7.3%
ACV Growth Rate — Constant Currency	8.7%	-	13.4%
Q1 2022 Financial Results // 12

FY 2022 OUTLOOK

(in millions, except percentages and per share data)	GAAP			Non-GAAP
Revenue	$1,997.6	-	$2,057.6	$2,005.0	-	$2,065.0
Revenue Growth Rate	4.8%	-	7.9%	3.8%	-	6.9%
Revenue Growth Rate — Constant Currency	9.0%	-	12.2%	8.0%	-	11.1%
Operating margin	27.0%	-	29.0%	41.0%	-	42.0%
Effective tax rate	15.0%	-	17.0%	18.0%
Diluted earnings per share	$5.00	-	$5.54	$7.53	-	$7.94

We are currently expecting approximately 87.7 million fully diluted shares outstanding for FY 2022.
Despite the challenging geopolitical environment, the updated FY 2022 guidance reflects an operational raise. We have fully absorbed the removal of Russia and Belarus from our outlook for the remainder of the year and increased our operational outlook on ACV, revenue, diluted EPS and operating cash flows.
Offsetting this strong outlook, meaningful U.S. Dollar strengthening in exchange rates has created unprecedented headwinds for us. As a result, the guidance also assumes incremental adverse impacts from currency, primarily driven by substantial fluctuations in the Euro and Japanese Yen exchange rates.

The impacts of sanctions and currency are solely the result of macroeconomic events. The underlying foundation of our business remains strong and we continue to see momentum. The below chart captures the drivers of the update to our guidance initiated in February:

(in millions, except per share data)	Mid-point of Guidance in February	Incremental Operational Performance	Reduction due to Russia and Belarus Sanctions	May mid-point of Guidance at February Exchange Rates	Currency Fluctuations	May mid-point of Guidance at Current Exchange Rates
ACV	$2,020	$35	($18)	$2,037	($47)	$1,990
Revenue	$2,075	$20	($15)	$2,080	($45)	$2,035
Diluted earnings per share	$7.87	$0.25*	($0.14)	$7.98	($0.24)	$7.74
Operating cash flows	$600	$20	($12)	$608	($18)	$590
*Inclusive of a $0.06 increase due to lower shares outstanding in comparison to our February guidance.
We are currently forecasting the following for FY 2022:

(in millions, except percentages)	Other Financial Metrics
ACV	$1,960.0	-	$2,020.0
ACV Growth Rate	4.8%	-	8.0%
ACV Growth Rate — Constant Currency	9.2%	-	12.4%
Operating cash flows	$570.0	-	$610.0
Q1 2022 Financial Results // 13

CURRENCY OUTLOOK
Our results are impacted by currency fluctuations, particularly by rate movements in the Euro and Japanese Yen. Our currency rate assumptions are as follows:

	Euro	Japanese Yen
Q2 2022	1.06 - 1.09	126 - 129
FY 2022	1.07 - 1.10	124 - 127

The outlook presented above factors in actual and planned increases in sales and channel capacity, our current visibility around major account activity, sales pipelines and forecasts. However, as we have said in the past, and will continue to reiterate, there are many factors over which we have no control, including the macro-economic environment, customer procurement patterns, government and tax policies, and currency rate volatility. We do, however, have the benefit of a solid, repeatable business base; a diversified geographic and industry footprint; and a world-class customer base that have helped us to succeed and to deliver on our commitments.
Please see the section entitled “Forward-Looking Statements and Risk Factors” for a discussion of risks, uncertainties and factors that could cause actual results to differ materially from those implied by forward-looking statements.

/ Glossary of Terms

Annual Contract Value (ACV): ACV is a metric we use to better understand the business. There is no GAAP measure comparable to ACV. ACV is composed of the following:

•the annualized value of maintenance and subscription lease contracts with start dates or anniversary dates during the period, plus
•the value of perpetual license contracts with start dates during the period, plus
•the annualized value of fixed-term services contracts with start dates or anniversary dates during the period, plus
•the value of work performed during the period on fixed-deliverable services contracts.

Example 1: A $300,000 subscription lease or maintenance contract with a term of January 1, 2022 - December 31, 2024 would contribute $100,000 to ACV in each of fiscal years 2022, 2023 and 2024.

Example 2: A perpetual license valued at $200,000 with a contract start date of March 1, 2022 sold in connection with three years of annual maintenance valued at a total of $120,000 would contribute to ACV as follows: fiscal year 2022: $240,000 ($200,000 + $40,000); fiscal years 2023 and 2024: $40,000 in each year.

Backlog: Installment billings for periods beyond the current quarterly billing cycle.

Deferred Revenue: Billings made or payments received in advance of revenue recognition.

Subscription Lease or Time-Based License: A license of a stated product of our software that is granted to a customer for use over a specified time period, which can be months or years in length. In addition to the use of the software, the customer is provided with access to maintenance (unspecified version upgrades and technical support) without additional charge. The revenue related to these contracts is recognized ratably over the contract period for the maintenance portion and up front for the license portion.

Perpetual / Paid-Up License: A license of a stated product and version of our software that is granted to a customer for use in perpetuity. The revenue related to this type of license is recognized up front.

Q1 2022 Financial Results // 14

Maintenance: A contract, typically one year in duration, that is purchased by the owner of a perpetual license and that provides access to unspecified version upgrades and technical support during the duration of the contract. The revenue from these contracts is recognized ratably over the contract period.

/ Forward-Looking Statements and Risk Factors

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that provide current expectations or forecasts of future events based on certain assumptions. Forward-looking statements are subject to risks, uncertainties, and factors relating to our business which could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements.

Forward-looking statements use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “likely,” “may,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” or other words of similar meaning. Forward-looking statements include those about market opportunity, including our total addressable market. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

The risks associated with the following, among others, could cause actual results to differ materially from those described in any forward-looking statements:

•adverse conditions in the macroeconomic environment, including high inflation, and volatility in equity and foreign exchange markets; political, economic and regulatory uncertainties in the countries and regions in which we operate (including the Russian invasion of Ukraine);

•our ability to timely recruit and retain key personnel in a highly competitive labor market for skilled personnel, including potential financial impacts of wage inflation;

•impacts from tariffs, trade sanctions, export license requirements or other trade barriers (including impacts from changes to diplomatic relations and trade policy between the United States and Russia (or the United States and other countries that may support Russia or take similar actions) due to the Russian invasion of Ukraine);

•constrained credit and liquidity due to disruptions in the global economy and financial markets, that may limit or delay availability of credit under our existing or new credit facilities, or that may limit our ability to obtain credit or financing on acceptable terms or at all;

•current and future impacts of a natural disaster or catastrophe, including the COVID-19 pandemic and actions taken to address the pandemic by our customers, suppliers, regulatory authorities, and our business, on the global economy and our business and consolidated financial statements, and other public health and safety risks; and government actions or mandates surrounding the COVID-19 pandemic;

•declines in our customers’ businesses resulting in adverse changes in procurement patterns; disruptions in accounts receivable and cash flow due to customers’ liquidity challenges and commercial deterioration; uncertainties regarding demand for our products and services in the future and our customers’ acceptance of new products; delays or declines in anticipated sales due to reduced or altered sales and marketing interactions with customers; and potential variations in our sales forecast compared to actual sales;

•increased volatility in our revenue due to the timing, duration and value of multi-year subscription lease contracts; and our reliance on high renewal rates for annual subscription lease and maintenance contracts;

•our ability to protect our proprietary technology; cybersecurity threats or other security breaches, including in relation to an increased level of our activity that is occurring from remote global off-site
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locations; and disclosure and misuse of employee or customer data whether as a result of a cybersecurity incident or otherwise;

•the quality of our products, including the strength of features, functionality and integrated multi-physics capabilities; our ability to develop and market new products to address the industry’s rapidly changing technology; failures or errors in our products and services; and increased pricing pressure as a result of the competitive environment in which we operate;
•investments in complementary companies, products, services and technologies; our ability to complete and successfully integrate our acquisitions and realize the financial and business benefits of the transactions; and the impact indebtedness incurred in connection with any acquisition could have on our operations;

•investments in global sales and marketing organizations and global business infrastructure; and dependence on our channel partners for the distribution of our products;

•operational disruptions generally or specifically in connection with transitions to and from remote work environments; and the failure of our technological infrastructure or those of the service providers upon whom we rely including for infrastructure and cloud services;

•our ability and our channel partners’ ability to comply with laws and regulations in relevant jurisdictions; and the outcome of contingencies, including legal proceedings, government or regulatory investigations and service tax audit cases;

•our intention to repatriate previously taxed earnings in excess of working capital needs and to reinvest all other earnings of our non-U.S. subsidiaries;

•plans for future capital spending; the extent of corporate benefits from such spending including with respect to customer relationship management; and higher than anticipated costs for research and development or slowdown in our research and development activities;

•uncertainty regarding income tax estimates in the jurisdictions in which we operate; and the effect of changes in tax laws and regulations in the jurisdictions in which we operate; and

•other risks and uncertainties described in our reports filed from time to time with the Securities and Exchange Commission (the SEC).

Q1 2022 Financial Results // 16

/ Reconciliations of GAAP to Non-GAAP Measures (Unaudited)

	Three Months Ended
	March 31, 2022
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$425,077	$360,317	84.8%	$81,163	19.1%	$70,988	$0.81
Acquisition accounting for deferred revenue	3,560	3,560	0.1%	3,560	0.7%	3,560	0.04
Stock-based compensation expense	—	2,563	0.6%	35,651	8.3%	35,651	0.41
Excess payroll taxes related to stock-based awards	—	417	0.1%	5,053	1.2%	5,053	0.06
Amortization of intangible assets from acquisitions	—	17,252	4.0%	21,377	5.0%	21,377	0.24
Transaction expenses related to business combinations	—	—	—%	1,738	0.4%	1,738	0.02
Adjustment for income tax effect	—	—	—%	—	—%	(19,132)	(0.22)
Total non-GAAP	$428,637	$384,109	89.6%	$148,542	34.7%	$119,235	$1.36
1 Diluted weighted average shares were 87,750.

	Three Months Ended
	March 31, 2021
(in thousands, except percentages and per share data)	Revenue	Gross Profit	%	Operating Income	%	Net Income	EPS - Diluted[1]
Total GAAP	$363,226	$301,123	82.9%	$50,022	13.8%	$72,398	$0.82
Acquisition accounting for deferred revenue	8,923	8,923	0.4%	8,923	2.0%	8,923	0.10
Stock-based compensation expense	—	3,562	1.0%	35,119	9.5%	35,119	0.41
Excess payroll taxes related to stock-based awards	—	865	0.2%	9,135	2.5%	9,135	0.10
Amortization of intangible assets from acquisitions	—	14,949	4.0%	19,356	5.2%	19,356	0.22
Transaction expenses related to business combinations	—	—	—%	1,970	0.5%	1,970	0.02
Adjustment for income tax effect	—	—	—%	—	—%	(47,979)	(0.55)
Total non-GAAP	$372,149	$329,422	88.5%	$124,525	33.5%	$98,922	$1.12
1 Diluted weighted average shares were 87,986.

Q1 2022 Financial Results // 17

In the second quarter and fiscal year 2022 guidance, the expected impacts of non-GAAP adjustments to revenue associated with the acquisition accounting for deferred revenue acquired in business combinations closed prior to 2022 are $2.1 million and $7.4 million, respectively. Over the same periods, the impacts of non-GAAP adjustments associated with stock-based compensation result in a higher non-GAAP normalized effective tax rate than the comparable GAAP annualized effective tax rate. See below for a reconciliation of GAAP to non-GAAP operating margins and diluted earnings per share:

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Quarter Ending June 30, 2022
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	20.0%	-	24.2%	$0.80	-	$1.03
Exclusions before tax:
Acquisition adjustments to deferred revenue	0.3%	-	0.4%	$0.02
Acquisition-related amortization	4.4%	-	4.8%	$0.24
Stock-based compensation and related excess payroll tax	8.9%	-	10.5%	$0.48	-	$0.54
Transaction expenses related to business combinations	0.3%			$0.02
Adjustment for income tax effect	N/A			($0.15)	-	($0.16)
Non-GAAP expectation	36.0%	-	38.1%	$1.46	-	$1.64

ANSYS, INC. AND SUBSIDIARIES
Reconciliation of Forward-Looking Guidance
Year Ending December 31, 2022
	Operating Margin			Earnings Per Share - Diluted
U.S. GAAP expectation	27.0%	-	29.0%	$5.00	-	$5.54
Exclusions before tax:
Acquisition adjustments to deferred revenue	0.3%			$0.08
Acquisition-related amortization	4.1%	-	4.2%	$0.95	-	$0.96
Stock-based compensation and related excess payroll tax	8.4%	-	9.3%	$2.00	-	$2.16
Transaction expenses related to business combinations	0.2%			$0.04
Adjustment for income tax effect	N/A			($0.67)	-	($0.71)
Non-GAAP expectation	41.0%	-	42.0%	$7.53	-	$7.94

/ Non-GAAP Measures

We provide non-GAAP revenue, non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. These prepared remarks also contain a reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure.
We use non-GAAP financial measures (a) to evaluate our historical and prospective financial performance as well as our performance relative to our competitors, (b) to set internal sales targets and spending budgets, (c) to allocate resources, (d) to measure operational profitability and the accuracy of forecasting, (e) to assess financial discipline over operational expenditures and (f) as an important factor in determining variable compensation for
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management and employees. In addition, many financial analysts that follow us focus on and publish both historical results and future projections based on non-GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non-GAAP financial information. Moreover, investors have historically requested, and we have historically reported, these non-GAAP financial measures as a means of providing consistent and comparable information with past reports of financial results.
While we believe that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all our competitors and may not be directly comparable to similarly titled measures of our competitors due to potential differences in the exact method of calculation. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.
The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:
Acquisition accounting for deferred revenue. Historically, we have consummated acquisitions in order to support our strategic and other business objectives. Under prior accounting guidance, a fair value provision resulted in acquired deferred revenue that was often recorded on the opening balance sheet at an amount that was lower than the historical carrying value. Although this fair value provision has no impact on our business or cash flow, it adversely impacts our reported GAAP revenue in the reporting periods following an acquisition. In 2022, we adopted accounting guidance which eliminates the fair value provision that resulted in the deferred revenue adjustment on a prospective basis. In order to provide investors with financial information that facilitates comparison of both historical and future results, we provide non-GAAP financial measures which exclude the impact of the acquisition accounting adjustment for acquisitions prior to the adoption of the new guidance in 2022. We believe that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past and future reports of financial results as the revenue reduction related to acquired deferred revenue will not recur when related subscription lease licenses and software maintenance contracts are renewed in future periods.
Amortization of intangible assets from acquisitions. We incur amortization of intangible assets, included in our GAAP presentation of amortization expense, related to various acquisitions we have made. We exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by us after the acquisition. Accordingly, we do not consider these expenses for purposes of evaluating our performance during the applicable time period after the acquisition, and we exclude such expenses when making decisions to allocate resources. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational decision-making, and (b) compare our past reports of financial results as we have historically reported these non-GAAP financial measures.
Stock-based compensation expense. We incur expense related to stock-based compensation included in our GAAP presentation of cost of maintenance and service; research and development expense; and selling, general and administrative expense. This non-GAAP adjustment also includes excess payroll tax expense related to stock-based compensation. Although stock-based compensation is an expense and viewed as a form of compensation, we exclude these expenses for the purpose of calculating non-GAAP gross profit, non-GAAP gross profit margin, non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance. Specifically, we exclude stock-based compensation during our annual budgeting process and our quarterly and annual assessments of our performance. The annual budgeting process is the primary mechanism whereby we allocate resources to various initiatives and operational requirements. Additionally, the annual review by our board of directors during which it
Q1 2022 Financial Results // 19

compares our historical business model and profitability to the planned business model and profitability for the forthcoming year excludes the impact of stock-based compensation. In evaluating the performance of our senior management and department managers, charges related to stock-based compensation are excluded from expenditure and profitability results. In fact, we record stock-based compensation expense into a stand-alone cost center for which no single operational manager is responsible or accountable. In this way, we can review, on a period-to-period basis, each manager's performance and assess financial discipline over operational expenditures without the effect of stock-based compensation. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Transaction expenses related to business combinations. We incur expenses for professional services rendered in connection with business combinations, which are included in our GAAP presentation of selling, general and administrative expense. These expenses are generally not tax-deductible. We exclude these acquisition-related transaction expenses, derived from announced acquisitions, for the purpose of calculating non-GAAP operating income, non-GAAP operating profit margin, non-GAAP net income and non-GAAP diluted earnings per share when we evaluate our continuing operational performance, as we generally would not have otherwise incurred these expenses in the periods presented as a part of our operations. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate our operating results and the effectiveness of the methodology used by us to review our operating results, and (b) review historical comparability in our financial reporting as well as comparability with competitors' operating results.
Non-GAAP tax provision. We utilize a normalized non-GAAP annual effective tax rate (AETR) to calculate non-GAAP measures. This methodology provides better consistency across interim reporting periods by eliminating the effects of non-recurring items and aligning the non-GAAP tax rate with our expected geographic earnings mix. To project this rate, we analyzed our historic and projected non-GAAP earnings mix by geography along with other factors such as our current tax structure, recurring tax credits and incentives, and expected tax positions. On an annual basis we will re-evaluate this rate for significant items that may materially affect our projections.
Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.
We have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures as listed below:

GAAP Reporting Measure	Non-GAAP Reporting Measure
Revenue	Non-GAAP Revenue
Gross Profit	Non-GAAP Gross Profit
Gross Profit Margin	Non-GAAP Gross Profit Margin
Operating Income	Non-GAAP Operating Income
Operating Profit Margin	Non-GAAP Operating Profit Margin
Net Income	Non-GAAP Net Income
Diluted Earnings Per Share	Non-GAAP Diluted Earnings Per Share
Constant currency. In addition to the non-GAAP financial measures detailed above, we use constant currency results for financial and operational decision-making and as a means to evaluate period-to-period comparisons by excluding the effects of foreign currency fluctuations on the reported results. To present this information, the 2022 results for entities whose functional currency is a currency other than the U.S. Dollar were converted to U.S. Dollars at rates that were in effect for the 2021 comparable period, rather than the actual exchange rates in effect for 2022. Constant currency growth rates are calculated by adjusting the 2022 reported amounts by the 2022 currency fluctuation impacts and comparing the adjusted amounts to the 2021 comparable period reported amounts. We believe that these non-GAAP financial measures are useful to investors because they allow investors to (a) evaluate the effectiveness of the methodology and information used by us in our financial and operational
Q1 2022 Financial Results // 20

decision-making, and (b) compare our reported results to our past reports of financial results without the effects of foreign currency fluctuations.

IR Contact:
Kelsey DeBriyn
Vice President, Investor Relations
724.820.3927
kelsey.debriyn@ansys.com

Q1 2022 Financial Results // 21